Filed Pursuant to Rule 433

Registration No. 333-223208

April 26, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

HSBC USA Inc.

Autocallable Barrier Notes

with Contingent Return

▶	Autocallable Barrier Notes with Contingent Return Linked to the Least Performing of the SPDR® S&P 500® ETF Trust, the iShares® China Large-Cap ETF, and the SPDR® EURO STOXX 50 ETF®
▶	Approximately a 3 year term
▶	Semi-annually contingent coupon payments at a rate of at least 3.00% (or at least 6.00% per annum) (to be determined on the pricing date), payable in equal installments if the closing price of each underlying on the applicable coupon observation date is greater than or equal to 60% of its initial price
▶	Automatically callable semi-annually on or after April 30, 2019 if the closing price of each underlying is at or above its initial price at the principal amount plus the contingent coupon
▶	If the notes are not called and a trigger event does not occur (a trigger event occurs if the official closing price of any Underlying is less than its barrier price on the final valuation date), at maturity you will receive the principal amount plus the final contingent coupon
▶	If the notes are not called and a trigger event occurs, at maturity you will receive the principal amount plus the final contingent coupon if the final return of the least performing underlying is positive. If the final return of the least performing underlying is negative, you will lose 1% of the principal amount for each 1% that the final return of the least performing underlying is less than zero, to be paid in shares of the least performing underlying, with up to 100% of your principal amount at risk. You will have full exposure to declines in the least performing underlying in this case
▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Notes with Contingent Return (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $940 and $955 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-22 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

3-Year Autocallable Barrier Notes with Contingent Return

Linked to SPDR® S&P 500® ETF Trust, the iShares® FTSE China Large-Cap ETF, and the SPDR® EURO STOXX 50 ETF®

Indicative Terms*

Principal Amount	$1,000 per Note
Term	Approximately 3 years
Reference Asset	The SPDR® S&P 500® ETF Trust (Ticker: SPY), the iShares® China Large-Cap ETF (Ticker: FXI), and the SPDR® EURO STOXX 50 ETF® (Ticker: FEZ) (each an “Underlying” and together the “Underlyings”).
Call Feature	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Initial Price on any Call Observation Date on or after April 30, 2019.* In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount, plus the applicable Contingent Coupon on the corresponding Call Payment Date.*
Contingent Coupon Rate	At least 6.00% per annum, which equals approximately 3.00% semi-annually payable in equal installments (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the relevant Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on the relevant Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable.*

Coupon Trigger and Barrier Price	For each Underlying, 60% of its Initial Price
Payment at Maturity per Note

Unless the Notes are automatically called prior to the Maturity Date, for each $1,000 Principal Amount of Notes, you will receive a payment on the Maturity Date calculated as follows, plus the final coupon payment (if applicable):

■ If a Trigger Event does not occur, a cash payment equal to 100% of the Principal Amount.

■ If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, a cash payment equal to 100% of the Principal Amount.

■ If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, the Physical Delivery Amount in shares. In this event you will lose 1% of your principal for every 1% decline in price of the Least Performing Underlying, to be paid out in shares of the Least Performing Underlying.

Trigger Event	A Trigger Event occurs if the Official Closing Price of any Underlying is below its Barrier Price on the Final Valuation date.*
Physical Delivery Amount	A number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Price of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying.
Final Return	For each Underlying: Final Price – Initial Price Initial Price
Least Performing Underlying	The Underlying with the lowest Final Return.
Trade Date and Pricing Date	April 26, 2018
Original Issue Date	May 1, 2018
Final Valuation Date†	April 28, 2021
Maturity Date†	May 3, 2021
CUSIP/ISIN	40435M433 / US40435M4336

* See page FWP-4 for Call Observation Dates, Call Payment Dates and Coupon Payment Dates.

The Notes

The Notes may be suitable for investors who believe the price of each Underlying will close above its Barrier Price on the Final Valuation Date and who seek fixed-rate contingent semi-annually coupon payments (potentially higher than the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours) as long as the Notes are not automatically called.

If the Notes are not automatically called and if a Trigger Event does not occur, you will receive the Principal Amount at maturity plus the final coupon payment.

Unless the Notes are called prior to maturity, so long as the Official Closing Price of each and every Underlying on each Coupon Observation Date is at or above its Coupon Trigger, you will receive the semi-annually Contingent Coupon on the applicable Coupon Payment Date.

If the Notes are not automatically called and if a Trigger Event occurs with respect to any Underlying, you may lose some or all of your Principal Amount. In that case, even with any coupon payments made prior to maturity, your return on the Notes may be negative.

If the Notes are not automatically called, a Trigger Event occurs and the Final Price of the Least Performing Underlying is at or above its Initial Price, you will receive the Principal Amount at maturity plus the final coupon payment.

If the Notes are not automatically called, a Trigger Event occurs and the Final Price of the Least Performing Underlying is less than its Initial Price, you will lose 1% of your principal for every 1% decline in value of the Least Performing Underlying, to be paid out in shares of the Least Performing Underlying.

The offering period for the Notes is through April 26, 2018

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HSBC USA Inc. 3-Year Autocallable Barrier Notes with Contingent Return

This free writing prospectus relates to a single offering of Autocallable Barrier Notes with Contingent Return. The offering will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the least performing of three index funds. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The SPDR® S&P 500® ETF Trust (Ticker: SPY), the iShares® China Large-Cap ETF (Ticker: FXI), and the SPDR® EURO STOXX 50 ETF® (“FEZ”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	April 26, 2018
Pricing Date:	April 26, 2018
Original Issue Date:	May 1, 2018
Final Valuation Date:	April 28, 2021, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be May 3, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	We will automatically call the Notes if the Official Closing Price of each Underlying is at or above its Initial Price on any Call Observation Date on or after April 30, 2019. If the Notes are automatically called, you will receive the Principal Amount plus the Contingent Coupon on the corresponding Call Payment Date.
Contingent Coupon Rate:	At least 6.00% per annum, which equals approximately 3.00% per quarter payable in equal installments (to be determined on the Pricing Date).
Contingent Coupon:

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the relevant Coupon Observation Date, you will receive the Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on the relevant Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable.

You may not receive any Contingent Coupons over the term of the Notes.

Coupon Trigger:	For each Underlying, 60% of its Initial Price
Barrier Price:	For each Underlying, 60% of its Initial Price
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Physical Delivery Amount:	The number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Price of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying. The Physical Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes―Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

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Final Settlement Value:

Unless the Notes are automatically called prior to the Maturity Date, you will receive a payment on the Maturity Date calculated as follows:

▶  If a Trigger Event does not occur, a cash payment equal to 100% of the Principal Amount plus the final coupon.

▶  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, a cash payment equal to 100% of the Principal Amount plus the final coupon.

▶  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, the Physical Delivery Amount in shares of the Least Performing Underlying. In this event you will lose 1% of your principal for every 1% decline in price of the Least Performing Underlying, to be paid out in shares of the Least Performing Underlying.

Trigger Event:	A Trigger Event occurs if the Official Closing Price of any Underlying is below its Barrier Price on the Final Valuation Date.
Trigger Price:	For each Underlying, 60% of the Initial Price of such Underlying.
Least Performing Underlying:	The Underlying with the lowest Final Return.
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying ETF Underlying Supplement.
Coupon Observation Dates:	October 31, 2018, April 30, 2019, October 30, 2019, April 29, 2020, October 29, 2020 and April 28, 2021 (the Final Valuation Date). The Coupon Observation Dates are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Coupon Payment Dates:	November 5, 2018, May 3, 2019, November 4, 2019, May 4, 2020, November 3, 2020 and the Maturity Date. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Observation Dates:	Each Coupon Observation Date beginning on April 30, 2019.
Call Payment Dates:	Each Coupon Payment Date beginning on May 3, 2019.

Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
CUSIP/ISIN:	40435M433 / US40435M4336
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any Underlying or any component security held by an Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018, and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, beginning on page S-1 of the prospectus supplement, beginning on page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each and every Underlying is at or above its Initial Price on any Call Observation Date. If the Notes are automatically called, investors will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount, plus the applicable Contingent Coupon.

Contingent Coupon

We will pay a semi-annually Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Coupon Observation Date is equal to or greater than its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate is at least 6.00% per annum (approximately $30.00 per $1,000 in Principal Amount semi-annually, if payable, payable in equal installments), to be determined on the Pricing Date.

Maturity

Unless the Notes are automatically called prior to the Maturity Date, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the final coupon payment (if applicable) plus the Final Settlement Value determined as follows:

▶	If a Trigger Event does not occur, 100% of the Principal Amount.

▶	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, 100% of the Principal Amount.

▶	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, the Physical Delivery Amount in shares of the Least Performing Underlying, equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying, which will result in a Final Settlement Value less than the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuers

With respect to the SPY and the FEZ, PDR Services, LLC is the reference issuer. With respect to the FXI, iShares, Inc. is the reference issuer.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of each of the Underlyings will not be below its Trigger Price on the Final Valuation Date.

▶	You are willing to receive shares of the Least Performing Underlying as payment on the Notes if the Final Price of the Least Performing Underlying is below its Trigger Price.

▶	You are willing to accept that the semi-annually Contingent Coupon is payable only if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of any Underlying.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative.

▶	You are willing to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise willing to hold the Notes to maturity.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to forgo dividends or other distributions paid to holders of shares of the Underlyings or the securities included in the underlying indices.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of one or both of the Underlyings will be below its Trigger Price on the Final Valuation Date.

▶	You are unwilling to receive shares of the Least Performing Underlying as payment on the Notes if the Final Price of the Least Performing Underlying is below its Trigger Price.

▶	You believe the Contingent Coupons will not provide you with your desired return.

▶	You seek an investment that provides an opportunity to participate in the appreciation of any Underlying.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer to receive the dividends or other distributions paid to holders of shares of the Underlyings or the securities included in the underlying indices.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks included in any Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called, a Trigger Event occurs, and the Final Price of the Least Performing Underlying is less than its Initial Price. In this case, we will pay you in shares of the Least Performing Underlying, and the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes. You will lose 1% for each 1% that the Final Return of the Least Performing Underlying is less than its Initial Price. You may lose up to 100% of your investment at maturity.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of any Underlying on a Coupon Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of any Underlying.

If the Notes are called prior to the Maturity Date or if the Final Price of each Underlying is above its Initial Price, for each $1,000 in principal amount, you will receive $1,000 plus the applicable Contingent Coupon, regardless of any appreciation in the price of any Underlying, which may be significant. Accordingly, even if addition Contingent Coupons have been paid prior to such call or maturity, an investment in the Notes may have a lower return than an investment in the stocks represented by an Underlying during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Least Performing Underlying after the Final Valuation Date.

If a Trigger Event occurs and the Final Price of the Least Performing Underlying less than its Initial Price at maturity, we will deliver to you the Physical Delivery Amount in shares of the Least Performing Underlying. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Least Performing Underlying or that there will be liquidity in that trading market.

Changes that affect the Underlyings may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference issuers of the Underlyings or the index sponsors of the underlying indices concerning additions, deletions and substitutions of the constituents included in the Underlyings and the manner in which the reference issuers or the index sponsors take account of certain changes affecting those constituents may affect the price of the relevant Underlying. The policies of the reference issuers or the index sponsors with respect to the calculation of the Underlyings or the underlying indices, as applicable, could also affect

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the price of the relevant Underlying. The reference issuers or the index sponsors may discontinue or suspend calculation or dissemination of the Underlyings or the underlying indices, as applicable. Any such actions could affect the value of the Notes and their return.

If the Notes are not called and a Trigger Event occurs with respect to any Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of either of the Underlyings may cause a Trigger Event to occur. If a Trigger Event occurs and the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative and a Trigger Event occurs, even if there is an increase in the price of the other Underlying. This could be the case even if one of the other Underlyings caused the Trigger Event to occur or the other Underlyings increased by an amount greater than the decrease in the Least Performing Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the price of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the price of each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period could be as little as 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date may be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlyings and changes in market conditions, and

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cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Management risk.

The Underlyings are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Underlying, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its respective underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from its underlying index, the Underlyings generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underyings are subject to the risk that the investment strategy of the investment adviser may not produce the intended results. Your investment is linked to the Underlyings, which are index funds. Any information relating to the underlying indices is only relevant to understanding the respective index that the Underlyings seek to replicate.

The value of shares of each Underlying may not completely track the value of its underlying index.

Although the trading characteristics and valuations of shares of the each Underlying will usually mirror the characteristics and valuations of its underlying index, the value of the shares of each Underlying may not completely track the level of its underlying index. Each Underlying may reflect transaction costs and fees that are not included in the calculation of its underlying index. Additionally, because each Underlying may not actually hold all of the stocks comprising its underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks comprising the relevant underlying index, each Underlying may not fully replicate the performance of its underlying index.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Risks associated with non-U.S. companies – The prices of the FEZ and the FXI depend upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the FEZ and the FXI and, as a result, the value of the Notes.

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The prices of the FEZ and the FXI are subject to currency exchange risk – Because the prices of the FEZ and the FXI are related to the U.S. dollar value of the stocks underlying the EURO STOXX 50® Index and the FTSE China 25 Index, holders of the Securities will be exposed to currency exchange rate risk with respect to the euro and the remnimbi, respectively. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the euro or remnimbi strengthens or weakens against the U.S. dollar. If, taking into account such weighting, the dollar strengthens against the euro or remnimbi, the net asset values and the prices of the FEZ and the FXI will be adversely affected and the payment at maturity on the Notes may be reduced.

Of particular importance to potential currency exchange risk are:

–	existing and expected rates of inflation;

–	existing and expected interest rate levels;

–	the balance of payments; and

–	the extent of governmental surpluses or deficits in the countries represented by the securities held by the FEZ and the FXI and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented by the securities held by the FEZ and the FXI and the United States and other countries important to international trade and finance.

Risks associated with emerging markets.

Due to the FXI, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Official Closing Price of any Underlying on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the Notes.

The table and examples below illustrate how the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of Final Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Total Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that the Notes have not been automatically called prior to maturity and that the Contingent Coupon is payable on every Coupon Payment Date. You should consider carefully whether the Notes are suitable to your investment goals. If the Official Closing Price of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger and the Notes are not automatically called, the Contingent Coupons payable over the term of the Notes would total $180.00 per $1,000 Principal Amount (assuming a Contingent Coupon Rate of 6.00% per annum). The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Coupon Trigger:	$120 with respect to the SPY, $60 with respect to the FXI, and $60 with respect to the FEZ (each of which is 60% of its Hypothetical Initial Price)

▶	Hypothetical Barrier Price:	$120 with respect to the SPY, $60 with respect to the FXI, and $60 with respect to the FEZ (each of which is 60% of its Hypothetical Initial Price)

▶	Hypothetical Contingent Coupon Rate:	6.00% per annum (3.00% semi-annually)

▶	Hypothetical Initial Price:	$200 with respect to the SPY, $100 with respect to the FXI and $100 with respect to the FEZ

▶	Hypothetical Physical Delivery Amount:	5 shares with respect to the SPY, 10 shares with respect to the FXI, or 10 shares with respect to the FEZ, depending on which is the Least Performing Underlying

*The actual Initial Price, Coupon Trigger and Barrier Price of each Underlying, and Contingent Coupon Rate will be determined on the Pricing Date.

Summary of the Examples

Trigger Event Does Not Occur[1]					Trigger Event Occurs[2]
Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
90.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
80.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
70.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
60.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
50.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
40.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
30.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
20.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
10.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
0.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$1,000	$1,180.00	18.00%
-10.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$900*	$918.00	-8.20%
-20.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$800*	$818.00	-18.20%
-25.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$750*	$768.00	-23.20%
-30.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$700*	$718.00	-28.20%
-40.00%	$180.00	$1,000	$1,180.00	18.00%	$180.00	$600*	$618.00	-38.20%
-50.00%	N/A	N/A	N/A	N/A	$180.00	$500*	$518.00	-48.20%
-60.00%	N/A	N/A	N/A	N/A	$180.00	$400*	$418.00	-58.20%
-70.00%	N/A	N/A	N/A	N/A	$180.00	$300*	$318.00	-68.20%
-80.00%	N/A	N/A	N/A	N/A	$180.00	$200*	$218.00	-78.20%
-90.00%	N/A	N/A	N/A	N/A	$180.00	$100*	$118.00	-88.20%
-100.00%	N/A	N/A	N/A	N/A	$180.00	$0	$18.00	-98.20%

1 The Official Closing Price of each Underlying never falls below its respective Trigger Price on the Final Valuation Date.

2 The Official Closing Price of any Underlying falls below its Trigger Price on the Final Valuation Date.

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3 Assuming the Annual Coupon Rate is 6.00%, the Notes have been held to maturity, and the Underlying has not fallen below 60% of the Initial Price on a Coupon Observation date, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $180.00, with hypothetical coupon payments of $30.00 made on each Coupon Payment Date.

* If a Trigger Event occurs and the Final Price of the Least Performing Underlying is negative, you will be paid in shares of the Least Performing Underlying equal to the Physical Delivery Amount for each security, and any fractional share amounts will be paid in cash, which will be determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying. Due to price fluctuations of the Least Performing Underlying between the Final Valuation Date and the Maturity Date, the combined value of those shares and any such cash payments at maturity may not be equal to the exact Final Return of the Least Performing Underlying.

Final Settlement Value Calculation Examples

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and if a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and if a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Least Performing Underlying will be less than zero.

Example 1: The Notes are not automatically called and the Final Price of at least one Underlying falls below its Barrier Price on the Final Valuation Date, therefore a Trigger Event occurs. Additionally, the Final Return of the Least Performing Underlying is less than zero, resulting in physical settlement.

Underlying	Initial Price	Final Price
SPY	$200.00	$130.00 (65% of Initial Price)
FXI	$100.00	$55.00 (55% of Initial Price)
FEZ	$100.00	$65.00 (65% of Initial Price)

Since each of the Official Closing Prices of SPY, FXI, and FEZ are below their respective Trigger Prices during the Observation Period, a Trigger Event occurs. FXI is the Least Performing Underlying.

Therefore, the Final Return of the Least Performing Underlying =

    Final Price of FXI – Initial Price of FXI

Initial Price of FXI

= ($55.00 – $100.00) / $100.00= -45.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -45%) = $450.00

Physical Delivery Amount = Final Settlement Value / Final Price of the Least Performing Underlying

$450/$45 = 10 shares of the Least Performing Underlying

The value of these shares based on the Final Price of the Least Performing Underlying is $450. Because the Final Price of the Least Performing Underlying is less than its Initial Price, you would receive the Physical Delivery Amount, or 10 shares of the Least Performing Underlying per $1,000 Principal Amount. As of the Final Valuation Date, these shares would have a value of $450 (10 shares multiplied by the Final Price of $45). Under these circumstances, the value of the Physical Delivery Amount would represent a loss of 45% of your principal amount in addition to any prior contingent coupons paid out over the term of the Notes.

Example 2: The Notes are not automatically called, a Trigger Event does not occur, and the Final Return of the Least Performing Underlying is less than zero.

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Underlying	Initial Price	Final Price
SPY	$200.00	$180.00 (90% of Initial Price)
FXI	$100.00	$90.00 (90% of Initial Price)
FEZ	$100.00	$90.00 (90% of Initial Price)

Since the Official Closing Price of each Underlying was not below its Barrier Price on the Final Valuation Date, a Trigger Event does not occur, and you receive the final contingent coupon.

Therefore, the Final Settlement Value equals $1,030.00.

Therefore, the total payment on the Notes is $1,030.00, representing the principal amount plus the final contingent coupon, in addition to any prior contingent coupons paid out over the term of the Notes.

Example 3: The Notes are not automatically called, a Trigger Event does not occur, and the Final Return of the Least Performing Underlying is at or greater than zero.

Underlying	Initial Price	Final Price
SPY	$200.00	$240.00 (120% of Initial Price)
FXI	$100.00	$150.00 (150% of Initial Price)
FEZ	$100.00	$150.00 (150% of Initial Price)

Since the Official Closing Price of each Underlying was not below its Barrier Price on the Final Valuation Date, a Trigger Event does not occur and you receive the final contingent coupon.

Therefore, the Final Settlement Value equals $1,030.00.

Therefore, even though the Final Return of the Least Performing Underlying is positive, you do not benefit from positive return of the Least Performing Underlying, and the total payment on the Notes is $1,030.00, representing the principal amount plus the final contingent coupon, in addition to any prior contingent coupons paid out over the term of the Notes.

Example 4: The Notes are automatically called on the first Call Observation Date.

Underlying	Initial Price	Official Closing Price on the first Call Observation Date
SPY	$200.00	$210.00
FXI	$100.00	$121.00
FEZ	$100.00	$120.00

Since the Official Closing Price of both Underlyings was at or above their respective Initial Prices, the Notes were automatically called and you are no longer entitled to receive any Final Settlement Value. Therefore, on the corresponding Call Payment Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $30.00 owed to you on that date. As a result, on the first Call Payment Date, you would be entitled to receive a total payment of $1,030.00, in addition to the prior contingent coupon, if payable. Once the Notes are automatically called, they will no longer remain outstanding and there will not be any further coupon payments on the Notes.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of the SPY

The objective of the SPDR® S&P 500® ETF Trust (formerly the “SPDR Trust Series 1”) is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. The Underlying Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

For more information about SPY, see “SPDR S&P 500 ETF Trust” beginning on page S-39 of the accompanying ETF Underlying Supplement.

Historical Performance of the SPY

The following graph sets forth the historical performance of the SPY based on the daily historical closing prices from January 1, 2008 through April 25, 2018. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the SPY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the SPY on any Coupon Observation Date or the Final Valuation Date.

Historical Performance of the SPY

The following graph sets forth the historical performance of the SPY based on the daily historical closing prices from January 1, 2008 to April 25, 2018, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the SPY should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/2/2008	3/31/2008	144.94	127.90	131.89
4/1/2008	6/30/2008	143.08	127.69	128.04
7/1/2008	9/30/2008	130.70	111.38	116.54
10/1/2008	12/31/2008	116.00	75.95	88.87
1/2/2009	3/31/2009	93.44	68.11	79.44
4/1/2009	6/30/2009	95.09	81.00	91.92
7/1/2009	9/30/2009	107.33	87.95	105.56
10/1/2009	12/31/2009	112.67	102.54	112.45
1/4/2010	3/31/2010	117.40	105.87	116.99
4/1/2010	6/30/2010	121.79	103.22	103.22
7/1/2010	9/30/2010	114.79	102.20	114.12
10/1/2010	12/31/2010	125.92	113.75	125.72
1/3/2011	3/31/2011	134.57	126.21	132.51
4/1/2011	6/30/2011	136.54	126.81	131.97
7/1/2011	9/30/2011	135.46	112.26	113.17
10/3/2011	12/30/2011	128.68	109.93	125.50
1/3/2012	3/30/2012	141.61	127.49	140.72
4/2/2012	6/29/2012	141.79	128.10	136.27
7/2/2012	9/28/2012	147.24	133.51	143.93
10/1/2012	12/31/2012	146.27	135.70	142.52
1/2/2013	3/29/2013	156.73	145.53	156.55
4/1/2013	6/28/2013	167.11	154.14	160.01
7/1/2013	9/30/2013	173.14	161.16	168.10
10/1/2013	12/31/2013	184.67	165.48	184.67
1/1/2014	3/31/2014	188.26	174.15	187.04
4/1/2014	6/30/2014	196.48	181.48	195.72
7/1/2014	9/30/2014	201.82	190.99	197.02
10/1/2014	12/31/2014	208.72	186.27	205.50
1/1/2015	3/31/2015	211.99	198.97	206.43
4/1/2015	6/30/2015	213.50	205.42	205.85
7/1/2015	9/30/2015	212.59	187.27	191.63
10/1/2015	12/31/2015	211.00	192.13	203.89
1/1/2016	3/31/2016	206.10	183.03	205.56
4/1/2016	6/30/2016	212.39	198.21	209.53

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7/1/2016	9/30/2016	219.09	208.39	216.30
10/1/2016	12/31/2016	227.76	208.55	223.53
1/1/2017	3/31/2017	229.57	223.53	227.53
4/1/2017	6/30/2017	244.66	232.51	241.80
7/1/2017	9/30/2017	251.23	240.55	247.49
10/1/2017	12/31/2017	266.86	251.40	268.595
1/1/2018	3/31/2018	263.15	252.92	286.58
4/1/2018	4/25/2018*	263.63	254.68	271.299

* This free writing prospectus includes, for the second calendar quarter of 2018, data for the period from April 1, 2018 through April 25, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

Description of the FXI

The iShares® China Large-Cap ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of 25 of the largest and most liquid Chinese companies that publicly trade on the Hong Kong Stock Exchange and are available to international investors, as measured by the FTSE China 25 Index.

Historical Performance of the FXI

The following table sets forth the quarterly high and low closing values, as well as end-of-quarter closing values of the FXI for each quarter in the period from January 1, 2008 through April 25, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical values are denominated in US dollars and rounded to the nearest penny.

For more information about the FXI, see “The iShares® Large-Cap ETF” beginning on page S-16 of the accompanying ETF Underlying Supplement.

The graph below illustrates the daily performance of the FXI from January 1, 2008 through April 25, 2018 based on information from the Bloomberg Professional® service. Historical values and past performance of the FXI is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/2/2008	3/31/2008	59.25	41.14	45.05
4/1/2008	6/30/2008	54.58	43.13	43.83
7/1/2008	9/30/2008	47.20	30.88	34.47
10/1/2008	12/31/2008	34.35	19.36	28.75
1/2/2009	3/31/2009	31.58	22.80	28.52
4/1/2009	6/30/2009	40.12	29.23	38.37
7/1/2009	9/30/2009	43.78	36.51	40.94
10/1/2009	12/31/2009	46.35	39.48	42.01
1/4/2010	3/31/2010	44.56	37.17	42.10
4/1/2010	6/30/2010	44.59	37.01	39.13
7/1/2010	9/30/2010	42.85	38.73	42.82
10/1/2010	12/31/2010	47.93	42.20	42.67
1/3/2011	3/31/2011	44.96	41.16	44.96
4/1/2011	6/30/2011	46.40	41.11	42.95
7/1/2011	9/30/2011	43.31	30.83	30.83
10/3/2011	12/30/2011	38.95	29.75	34.87
1/3/2012	3/30/2012	40.48	35.15	36.63
4/2/2012	6/29/2012	38.34	31.83	33.67
7/2/2012	9/28/2012	35.29	32.09	34.61
10/1/2012	12/31/2012	40.48	34.91	40.48
1/2/2013	3/29/2013	41.86	36.33	36.90

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4/1/2013	6/28/2013	38.62	31.70	32.52
7/1/2013	9/30/2013	39.15	31.73	37.08
10/1/2013	12/31/2013	40.19	36.42	38.35
1/1/2014	3/31/2014	37.12	32.98	35.78
4/1/2014	6/30/2014	38.28	34.59	37.04
7/1/2014	9/30/2014	42.52	37.32	38.28
10/1/2014	12/31/2014	41.98	37.46	41.62
1/1/2015	3/31/2015	44.74	40.77	44.45
4/1/2015	6/30/2015	52.72	45.00	46.10
7/1/2015	9/30/2015	45.81	33.58	35.47
10/1/2015	12/31/2015	40.37	34.53	35.29
1/1/2016	3/31/2016	34.15	28.44	33.77
4/1/2016	6/30/2016	35.12	31.24	34.22
7/1/2016	9/30/2016	39.02	33.45	38.01
10/1/2016	12/31/2016	39.04	33.97	34.71
1/1/2017	3/31/2017	39.62	35.15	38.49
4/1/2017	6/30/2017	40.60	37.58	39.71
7/1/2017	9/30/2017	45.07	39.48	44.04
10/1/2017	12/31/2017	46.17	44.16	48.355
1/1/2018	3/31/2018	47.24	44.595	54.00
4/1/2018	4/25/2018*	46.58	45.46	48.36

* This document includes, for the second calendar quarter of 2018, data for the period from April 1, 2018 through April 25, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

Description of the FEZ

The FEZ is an investment portfolio maintained and managed by the SSgA Funds Management, Inc. (“SSgA”). SSgA is the investment advisor to each of ten separate investment portfolios, including the FEZ, all of which are offered by the SPDR® Series Trust, a registered investment company. The FEZ trades on the NYSE Arca under the ticker symbol “FEZ.”

Information provided to or filed with the SEC by the SPDR® Series Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 1064642 through the SEC’s website at http://www.sec.gov. Additional information about SSgA and the FEZ may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The FEZ seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the SX5E. The SX5E is designed to represent the performance of some of the largest companies across components of the 20 EURO STOXX Supersector Indexes. The returns of the FEZ may be affected by certain management fees and other expenses, which are detailed in this prospectus.

The FEZ utilizes a “replication” investment approach in attempting to track the performance of the SX5E. The FEZ typically invests in substantially all of the securities which comprise the SX5E in approximately the same proportions as the SX5E. The FEZ will normally invest at least 80% of its total assets in common stocks that comprise the SX5E.

The SX5E

We have derived all information contained in this document regarding the SX5E, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, STOXX Limited. STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the SX5E at any time.

STOXX Limited Publishes the SX5E

The SX5E was created by STOXX Limited, which is wholly owned by Deutsche Börse AG. Publication of the SX5E began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The SX5E is reported daily on the Bloomberg Professional® service under the symbol “SX5E” and on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this document.

SX5E Composition and Maintenance

The SX5E is composed of 50 component stocks from of market sectors from within the 19 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; and utilities.

The SX5E is weighted by free float market capitalization. Each component’s weight is capped at 10% of the SX5E’s total free float

FWP-16

market capitalization. Free float weights are reviewed quarterly and the SX5E composition is reviewed annually September.

Within each of the 19 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current SX5E components are added to the selection list. The stocks on the selection list are ranked by free float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the SX5E ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks.

Index Calculation

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

Index =	free float market capitalization of the Index
divisor of the Index

The “free float market capitalization of the Index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of SX5E values despite changes due to corporate actions.

Historical Performance of the FEZ

The following graph sets forth the historical performance of the FEZ based on the daily historical closing prices from January 1, 2008 to April 25, 2018, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the IWM should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	62.76	52.71	56.35
4/1/2008	6/30/2008	60.36	51.31	51.31
7/1/2008	9/30/2008	52.22	41.13	42.59
10/1/2008	12/31/2008	42.59	26.35	34.35
1/1/2009	3/31/2009	34.93	22.28	27.15
4/1/2009	6/30/2009	36.63	27.15	33.30
7/1/2009	9/30/2009	42.18	31.35	41.33
10/1/2009	12/31/2009	43.55	39.58	41.48
1/1/2010	3/31/2010	43.10	35.37	38.90
4/1/2010	6/30/2010	40.55	30.01	30.57
7/1/2010	9/30/2010	37.16	30.57	36.71
10/1/2010	12/31/2010	40.47	34.04	36.84
1/1/2011	3/31/2011	41.34	35.28	40.71
4/1/2011	6/30/2011	44.03	37.61	40.60
7/1/2011	9/30/2011	41.18	26.49	28.28
10/1/2011	12/31/2011	34.92	27.24	29.51
1/1/2012	3/31/2012	33.92	28.59	32.46
4/1/2012	6/30/2012	32.76	25.83	28.22
7/1/2012	9/30/2012	33.41	25.47	31.03
10/1/2012	12/31/2012	34.79	30.54	34.66

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1/1/2013	3/31/2013	36.40	32.78	33.04
4/1/2013	6/30/2013	36.58	32.44	33.11
7/1/2013	9/30/2013	39.13	32.80	38.38
10/1/2013	12/31/2013	42.20	38.38	42.20
1/1/2014	3/31/2014	42.66	38.94	42.66
4/1/2014	6/30/2014	45.11	42.16	43.27
7/1/2014	9/30/2014	43.81	39.26	39.70
10/1/2014	12/31/2014	39.70	35.94	36.86
1/1/2015	3/31/2015	39.67	34.86	38.82
4/1/2015	6/30/2015	40.71	37.43	37.43
7/1/2015	9/30/2015	39.59	33.18	33.85
10/1/2015	12/31/2015	37.05	33.74	34.43
1/1/2016	3/31/2016	34.43	29.92	33.23
4/1/2016	6/30/2016	31.15	28.6	34.85
7/1/2016	9/30/2016	32.76	29.51	33.92
10/1/2016	12/31/2016	33.46	30.96	33.73
1/1/2017	3/31/2017*	36.35	33.40	36.60
4/1/2017	6/30/2017	38.47	35.38	40.21
7/1/2017	9/30/2017	41.25	38.25	41.305
10/1/2017	12/31/2017	40.71	40.35	41.91
1/1/2018	3/31/2018	40.27	38.75	44.225
4/1/2018	4/25/2018*	41.50	39.41	42.15

* This free writing prospectus includes, for the second calendar quarter of 2018, data for the period from April 1, 2018 through April 25, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

FWP-18

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Price will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlyings occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether an Underlying or any of the entities whose stock is owned by the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an Underlying or one or more of the entities whose stock is owned by the Underlyings were so

FWP-19

treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is owned by the Underlyings and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is owned by the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss on the receipt of cash upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be short-term capital gain or loss. Your tax basis in a Note generally will equal your cost of the Note. If upon maturity of the Notes, you receive shares of the Least Performing Underlying (the “Underlying Shares”) and cash in lieu of any fractional Underlying Share, you should generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional Underlying Share and the pro rata portion of your tax basis in the Notes that is allocable to such fractional Underlying Share, based on the amount of cash received and the fair market value of the Underlying Shares received. Although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any Underlying Shares received. You should generally have a basis in the Underlying Shares equal to your tax basis in the Notes, other than any amount allocated to a fractional Underlying Share. The holding period for such Underlying Shares should start on the day after receipt. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

Free Writing Prospectus

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Barrier Notes with

Contingent Return

April 26, 2018

FREE WRITING PROSPECTUS

General	FWP-5
Payment on the Notes	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-11
Information Relating to the Underlyings	FWP-14
Events of Default and Acceleration	FWP-19
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-19
U.S. Federal Income Tax Considerations	FWP-19

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial Average® ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	57
Legal Opinions	58